Exhibit 10.2

[TO BE STAMPED WITH RS. 300]

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) dated this 9th day of November, 2016 (“Effective Date”), by and between:

POLARIS CONSULTING & SERVICES LTD, a company incorporated under the Companies Act, 1956, bearing corporate identification number L65993TN1993PLC024142 and having its registered office at Polaris House, 244/713 Anna Salai, Thousand Lights, Chennai 600006 (hereinafter referred to as “Company”, which expression shall unless repugnant to the context or meaning thereof include its successors and permitted assigns) of the FIRST PART;

AND

Mr. JITIN GOYAL, son of Mr. Lakshman Das Goyal, presently residing at 6, Keats Apartment, Saffron Square CRO 2FT, United Kingdom (hereinafter referred to as “the Executive Director”, which expression shall unless otherwise provided include his successors and legal heirs) of the SECOND PART.

(The Company and the Executive Director are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.)

WHEREAS:

A.                                    The Executive Director has entered into an agreement dated November 7, 2014 with the Company (“Executive Director Agreement”), pursuant to which he was appointed as a Whole Time Director of the Company, and designated as an Executive Director/ Chief Executive Officer by the Nomination, Remuneration and Compensation Committee of the Board of Directors of the Company, at their meeting held on November 7, 2014. The appointment was for a period of 3 years, i.e. from November 7, 2014 till November 6, 2017, unless terminated earlier in accordance with the provisions of the Executive Director Agreement.

B.                                    On the basis of mutual discussions and negotiations, the Executive Director has decided to voluntarily resign from his position as Executive Director/ Whole Time Director/ Chief Executive Officer and to terminate the Executive Director Agreement, and consequently to resign and step down from his position as Executive Director/ Whole Time Director/ Chief Executive Officer of the Company and from all directorships and offices held by the Executive Director in any parent company, subsidiaries and associated companies of the Company.

C.                                    The Parties now wish to enter into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which the Executive Director has or may have against the Company or its officers or employees arising out of or in connection with or as a consequence of the Executive Director’s resignation, and the consequent termination of the Executive Director Agreement.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AND THIS AGREEMENT WITNESSETH AS UNDER:

1.                                      Resignation and Separation

1.1                               Consequent to the voluntary resignation by the Executive Director as notified by the Executive Director to the Company, the Executive Director Agreement shall stand terminated effective from the Resignation Date (as defined below). The Executive Director hereby confirms, acknowledges and undertakes that he has intimated the Board of Directors of the Company of his intention to resign from his position as Executive Director/ Whole Time Director/ Chief Executive Officer of the Company effective November 9, 2016 (hereinafter referred to as “Board Resignation Date”). The Executive Director shall, immediately upon the Resignation Date, resign and step down from his position as executive director of the Company and from all directorships and officer positions held in the Company, any parent company, subsidiaries and associated companies of the Company.

1.2                               The Executive Director Agreement will terminate in its entirety on the Resignation Date.

1.3                               Notwithstanding anything contained in Clauses 1.1 and 1.2 hereinabove, the Executive Director shall continue to be an employee (but not an officer) of the Company until March 31, 2017 (the “Employment Cessation Date”) for the purposes of handover and effective transition of roles and responsibilities in favour of such person as may be nominated by the Company. On the Employment Cessation Date, the Executive Director shall cease to hold any employment or offices in the Company and in any subsidiaries and associated companies of the Company.

2.                                      Severance Payments

2.1                               The Executive Director has been and will be paid his normal remuneration in accordance with the Executive Director Agreement, for the period up to the Employment Cessation Date.

2.2                               In accordance with the provisions of the Executive Director Agreement, the Company will pay the Executive Director a sum of [ 234,344 GBP, less 32,945 GBP)] or 201,399 GBP in full and final satisfaction of the obligations of the Company under the terms of the Executive Director Agreement, including but not limited to Clause 16 thereof, upon receipt of a full and unconditional release of claims by the Executive Director as set forth herein.

2.3                               The payments made by the Company to the Executive Director under clauses 2.1 and 2.2 hereof shall collectively be referred to as “Severance Payments”.

2.4                               Pursuant to the receipt of the Severance Payments and from Employment Cessation Date onwards, the Executive Director shall not be liable to be paid any remuneration, incentives, benefits, bonuses, or any other payments whatsoever which he would have otherwise have been provided if the Executive Director Agreement had continued in force.

3.                                      Taxes

3.1                               The Executive Director will be responsible for the payment of any tax referable to the Termination Payments received by the Executive Director, and all other payments and the provision of benefits set out in this Agreement. The Executive Director hereby agrees to indemnify the Company, its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by the Executive Director which the Company, its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives may incur in respect of or by reason of such payments or the provision of such benefits.

4.                                      Return of Property

4.1                               On or before the Employment Cessation Date, the Executive Director will return to the Company all documents, information and other materials of any description that have been provided to him by Company, its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives in the course of and consequent to his engagement as executive and whole time director of the Company, including but not limited to credit cards, keys, security pass, any identity badge, all computer disks, software and computer programs, mobile telephone, any laptop computer, facsimile machine, printer, communication devices, personal digital assistants, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Company or relating to its business in his possession or control except for such property as the Company agrees in writing that the Executive Director may retain.

4.2                               The Executive Director shall, if requested, provide the Company with a signed statement confirming that he has complied fully with his obligations under Clause 4.1 and shall provide such reasonable evidence of compliance as may be requested.

5.                                      Representations and Warranties

5.1                               The Executive Director represents and warrants to the Company as follows:  (a) he has not committed any breach of any duty owed to the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, (b) he has not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives or to which they are entitled, (c) he has not done or failed to do anything, which act or omission amounts to a breach of the express or implied terms of his engagement with the Company or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms, (d) he has not commenced any action or issued any proceedings against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, (e)he has not provided or promised any discounts or any other pecuniary concession to any client of the Company or its affiliates, parent, subsidiary, other than those stated in signed master services agreements or statements of work or similar agreements executed by the Company or its affiliates, parent, subsidiary and the applicable client.

5.2                               The Company shall have no obligation to make any payments to the Executive Director as proposed under this Agreement if the Executive Director has breached any of the warranties provided under clause 5.1 above, or has otherwise materially breached the provisions of the Executive Director Agreement in any manner whatsoever.

6.                                      Continuation of Confidentiality and Non Compete Obligations

6.1                               The Executive Director agrees and acknowledges that the obligations of confidentiality (under Clause 23 of the Executive Director Agreement) and non-competition (under clause 8 of the Executive Director Agreement) shall continue in full force and effect for such time periods as mentioned under the respective clauses of the Executive Director Agreement.

7.                                      Delivery of Reaffirmation Letter

7.1                               The Company’s obligations to make the Severance Payments specified in Clauses 2.1 and 2.2 hereof are conditional on the Executive Director signing and delivering the reaffirmation letter set out in Schedule 1 of this Agreement within 7 days of the Resignation Date to confirm his agreement, which letter must be executed as a deed by the Executive Director. The Company will be obligated to ensure that all these formalities are completed in a timely manner to enable the payment of the Severance Payments as per clause 2.2 within 1 week from the Employment Cessation Date.

8.                                      Full and Final Settlement

8.1                               The terms of this Agreement are, without any admission of liability on the part of the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, a material inducement to the Company to enter into this Agreement. In consideration of the Severance Payments specified under clauses 2.1 and 2.2 above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive Director, on behalf of himself, his heirs, administrators, representatives, agents, executors, successors, hereby in full and final settlement of all sums due to the Executive Director from the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, irrevocably and unconditionally releases, acquits, and forever discharges the Company and its predecessors, parents, subsidiaries, affiliates, divisions, successors and assigns, and all of their current and former agents, officers, directors, employees, members, trustees, officers, directors, representatives, insurers, plan sponsors, plan fiduciaries, and attorneys (all in their individual and official capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown, in all jurisdictions (including but not limited to the United States of America, the United Kingdom and India) under contract, tort, statute or otherwise which the Executive Director has or may have against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives or their respective current or former officers or employees or any other Released Party hereunder arising out of or in connection with or as a consequence of  his engagement as executive/whole time director/ chief executive officer and any other position or title held and/or its termination (whether such claims are, or could be, known to the Parties, and including any claims which may arise in the future), each of which is hereby intimated and waived.

8.2                               The Executive Director agrees to refrain from commencing any action or issuing any proceedings against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives or their respective current or former officers or employees in respect of any claims referred to in Clause 8.1 above.

8.3                               The Executive Director confirms that he is not aware of any claims against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives or facts or circumstances that may give rise to any claim against them, or any of their respective current or former officers or employees in relation to any other matters, and that the Executive Director has had the opportunity of consulting a legal advisor of his choice in reaching the aforementioned conclusion and providing the aforementioned confirmation.

9.                                      Miscellaneous

9.1                               This Agreement and the documents referred to in it set out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement.

9.2                               Each of the Parties individually represent and warrant to each other that they have the due authority and power to enter into, execute and be subject to the terms of this Agreement. Each of the Parties further represent that the execution, delivery and performance of this Agreement will not violate or be in conflict with any applicable law or third party contracts/arrangements to which each Party may be subject.

9.3                               In the event any dispute or differences arise in connection with the interpretation, implementation or purported termination of this Agreement as specified above, the Parties shall attempt in the first instance to resolve such dispute through amicable discussion and settlement. If such dispute is not resolved through amicable settlement and discussion, the Parties agree to submit any dispute arising out of or in connection with the agreement before the courts of Chennai, Tamil Nadu, India which shall have exclusive jurisdiction in such matters.

9.4                               This Agreement shall be governed, construed, interpreted and given effect to according to the laws of India.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS.

/S/ Jitin Goyal
Jitin Goyal

/S/ Vaidyanathan NM
by Mr. Vaidyanathan NM
Authorized Signatory, Polaris Consulting & Services Limited

IN THE PRESENCE OF	:
WITNESS	:
NAME AND ADDRESS	:

Schedule 1

Dated: March 31, 2017

Dear Sirs,

I refer to the Separation Agreement dated November 9, 2016 between myself and Polaris Consulting & Services Limited (the “Company”) pursuant to which it was agreed that my appointment as executive director/ whole time director/ chief executive officer of the Employer would end on November 9, 2016 but that I would remain employed by the Company as an employee (but not an officer) of the Company until March 31, 2017 (the “Resignation Date”) on account of my resignation from such engagement. As my engagement has now ended, I am writing to you in accordance with clause 7 of the Separation Agreement to confirm the points below.

I confirm that:

1.                                               The termination of my engagement in accordance with the terms set out in the Separation Agreement is without any admission of liability by the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, and shall be in full and final settlement of all and any claims that I have or may have against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, whether contractual, statutory or otherwise (and whether known or unknown) arising out of or in connection with my engagement with the Company or its expiration / termination.

2.                                               On or after the Resignation Date, I have taken further legal advice from my legal advisors as to the terms of this letter and its effect on my ability to pursue my rights before any employment tribunal/judicial authority.

3.                                               Without prejudice to the generality of paragraph 1 above, the waiver in this letter relates to all or any claims mentioned under the settlement agreement.

4.                                               There are no matters or circumstances that give rise or may give rise to any claims by me against the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives in connection with my engagement or its termination which have arisen since the date of the settlement agreement, i.e. [   ] or, if there are any such matters, I agree to waive such claims.  If so required by the Company or its affiliates, parent company, subsidiaries, officers, agents, employees, directors and representatives, I will enter into any further documentation necessary to give full effect to this intention.

Yours faithfully

SIGNED as a DEED and	)
DELIVERED by

/S/ Jitin Goyal

JITIN GOYAL	)
)
in the presence of:	)